                                                                        Exhibit 99.2

Media Relations
Connie Kotke
Manager, Corporate Communications
(952) 887-8984, pr@toro.com
www.thetorocompany.com

For Immediate Release

THE TORO COMPANY NAMES INGE G. THULIN TO BOARD OF DIRECTORS

Company Declares Regular Quarterly Dividend

BLOOMINGTON, Minn. (September 18, 2007) -- The Toro Company (NYSE: TTC) today announced that it has elected Inge G. Thulin to its board of directors, effective September 18, 2007.

Thulin, 53, is executive vice president, international operations, of 3M Company (NYSE: MMM), a $22.9 billion diversified technology company that develops and manufactures innovative products for market segments such as industrial, transportation, health care and office products.  Thulin joined 3M in 1979 and served in various sales and marketing roles at its location in Stockholm, Sweden.  During the next ten years, he led several businesses and subsidiaries in Sweden, France, Belgium and Russia before his first assignment at corporate headquarters in St. Paul, Minn., as vice president for the skin health division.  He subsequently served as area vice president for Europe, Asia, and the Middle East and was named executive vice president, international operations in 2003.

"Inge is a seasoned executive with strong international experience and a proven ability to develop successful growth strategies in global organizations," said Michael J. Hoffman, Toro's chairman and CEO. "As Toro’s revenue from non-U.S. markets continues to rise and we expand our manufacturing, design, and distribution capabilities around the world, his perspectives will be invaluable in positioning the company for long-term growth and profitability.  I am pleased to have him join our board."

The addition of Mr. Thulin brings the Toro board to 11 members.

Thulin is a native of Sweden and received a DIHM degree in marketing and strategy from Gothenburg University’s IHM Business School in Gothenburg, Sweden.   He is currently a member of the Board of Trustees, United States Council for International Business; a member of the International Programs Advisory Council at the Carlson School of Management; and director for The Council for the United States and Italy.

The board also announced today it has declared a regular quarterly cash dividend of 12 cents per share payable October 17, 2007 to stockholders of record October 3, 2007.  As of September 17, 2007, the company has 40,201,108 common shares outstanding.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of outdoor beautification products, support services and integrated solutions. With sales of $1.8 billion in 2006, Toro is committed to providing environmentally responsible products of customer-valued quality and innovation. Since 1914, the company has built a tradition of excellence around a number of strong brands that serve a customer base that includes golf course superintendents, groundskeepers, sports field managers, landscape and irrigation contractors, fruit and vegetable growers, and homeowners. The Toro Company is headquartered at 8111 Lyndale Avenue in Bloomington, Minn. Visit the company website at www.thetorocompany.com.